As filed with the Securities and Exchange Commission on August 7, 2013

Registration No. 333-189137

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAMES RIVER COAL COMPANY

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1602012 (I.R.S. Employer Identification No.)

901 E. Byrd Street, Suite 1600

Richmond, Virginia 23219

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter T. Socha

President & Chief Executive Officer

James River Coal Company

901 E. Byrd Street, Suite 1600

Richmond, Virginia 23219

(804) 780-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew B. Hampton, Esq. Assistant General Counsel James River Coal Company 901 E. Byrd Street, Suite 1600 Richmond, Virginia 23219 (804) 780-3000	David A. Stockton, Esq. Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street, N.E., Suite 2800 Atlanta, Georgia 30309 (404) 815-6500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐   _________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 7, 2013

Prospectus

James River Coal Company

24,652,200 Shares of Common Stock

The selling shareholders identified in this prospectus are offering for sale for their own account, from time to time, up to 24,652,200 shares of our common stock, $0.01 par value per share, issuable upon the conversion of an aggregate principal amount of $123,261,000 of our 10.00% convertible senior notes due 2018 (the “Notes”). The Notes are convertible into shares of our common stock at an initial conversion rate of 200 shares per $1,000 in original principal amount of Notes, which is equal to an initial conversion price of $5.00 per share (subject to adjustment in certain events) upon the occurrence of certain events specified in the indenture relating to the Notes.

The selling shareholders acquired the Notes and the underlying shares of common stock on May 22, 2013 in privately negotiated transactions that were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated under the Securities Act. These transactions are more fully described on page 1 under the heading “Prospectus Summary – Privately Negotiated Exchange Transactions.”

We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations. We will not receive any proceeds from the sale of the shares of common stock issuable upon conversion of the Notes. We have agreed to pay all expenses of registration incurred by us in connection with this offering, but we have not agreed to pay any underwriting discounts and commissions or expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares of common stock issuable upon conversion of the Notes.

Our common stock is listed on The Nasdaq National Market under the symbol “JRCC.” On August 7, 2013, the last sales price of our common stock as reported on the Nasdaq National Market was $1.75 per share. In this prospectus, unless the context otherwise requires, all references to our common stock include the accompanying preferred share purchase rights pursuant to our rights agreement.

_________________

You should read this prospectus, particularly the risk factors beginning on page 3, and those in any supplement, carefully before investing.

_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is August 7, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. By using a shelf registration statement, the selling shareholders may sell, from time to time, up to 24,652,200 shares of common stock issuable upon conversion of the Notes. This prospectus provides you with a general description of the common stock that the selling shareholders may offer. The selling shareholders may deliver a prospectus supplement when they offer to sell shares of common stock offered hereby that may contain specific information about the terms of that offering. Such a prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither the selling shareholders nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the selling shareholders nor we are making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

FORWARD-LOOKING STATEMENTS

From time to time, we make certain comments and disclosures in reports and statements, including this report, or statements made by our officers, which may be forward-looking in nature. These statements are known as “forward-looking statements,” as that term is used in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples include statements related to our future outlook, anticipated capital expenditures, projected cash flows and borrowings and sources of funding. We caution readers that forward-looking statements, including disclosures that use words such as “anticipate,” “believe,” “estimate,” “expect,” “goal,” “intend,” “may,” “should,” “could,” “objective,” “plan,” “predict,” “project,” “target,” “will,” or their negatives and similar words or statements, are subject to certain risks, trends and uncertainties that could cause actual cash flows, results of operations, financial condition, cost reductions, acquisitions, dispositions, financing transactions, operations, expansion, consolidation and other events to differ materially from the expectations expressed or implied in such forward-looking statements. We have based any forward-looking statements we have made on our current expectations and assumptions about future events and circumstances that are subject to risks, uncertainties and contingencies that could cause results to differ materially from those discussed in the forward-looking statements, including, but not limited to:

•	our cash flows, results of operation or financial condition;

•	the consummation of acquisition, disposition or financing transactions and the effect thereof on our business;

•	governmental policies, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage;

•	legal and administrative proceedings, settlements, investigations and claims;

•	our ability to obtain and renew permits necessary for our existing and planned operation in a timely manner;

•	environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy;

•	inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage;

•	our production capabilities;

•	availability of transportation;

•	our ability to timely obtain necessary supplies and equipment;

•	market demand for coal, electricity and steel;

•	competition, including competition from alternative energy sources such as natural gas;

•	our relationships with, and other conditions affecting, our customers;

•	employee workforce factors;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	future economic or capital market conditions; and

•	our plans and objectives for future operations and expansion or consolidation.

We are including this cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, us. Any forward-looking statements should be considered in context with the various disclosures made by us about our business, including without limitation the risk factors beginning on page 3. Forward-looking statements speak only as of the date they are made. We disclaim any intent or obligation to update these forward-looking statements unless required by securities law, and we caution the reader not to rely on them unduly.

ii

PROSPECTUS SUMMARY

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described below under “Incorporation of Certain Documents by Reference.” This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and any prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in any prospectus supplement. Unless the context indicates otherwise, all references in this prospectus to we, our, us, or the company refer to James River Coal Company and its subsidiaries on a consolidated basis.

The Company

We mine, process and sell thermal and metallurgical coal through eight active mining complexes located throughout eastern Kentucky, southern West Virginia and southern Indiana. The majority of our metallurgical coal was obtained in the April 18, 2011 acquisition of International Resource Partners LP and its subsidiary companies. We have two reportable business segments based on the coal basins in which we operate – Central Appalachia and the Midwest. In the first three months of 2013, we shipped 2.4 million tons of coal and generated total revenues of $193.3 million. Approximately 38% of our total revenues were generated from coal sales to electric utility companies and the remaining 62% from coal sales (including metallurgical coal) to industrial and other customers.

Our principal executive office is located at 901 East Byrd Street, Suite 1600, Richmond, Virginia 23219, and our telephone number is (804) 780-3000. Our web site is http://www.jamesrivercoal.com. The information contained on our web site is not incorporated in this prospectus.

Privately Negotiated Exchange Transactions

On May 22, 2013, we issued an aggregate principal amount of $123.3 million of our 10.00% convertible senior notes due 2018 (the “Notes”) to certain holders of our 4.50% convertible senior notes due 2015 (the “2015 Notes”) and/or our 3.125% senior convertible notes due 2018 (the “2018 Notes” and together with the 2015 Notes, the “Exchanged Notes”) in separate, privately negotiated exchange transactions, in which holders of the 2015 Notes exchanged $90.0 million in aggregate principal amount of the 2015 Notes for $55.8 million in aggregate principal amount of the Notes and holders of the 2018 Notes exchanged $153.4 million in aggregate principal amount of the 2018 Notes for $67.5 million in aggregate principal amount of the Notes (collectively, the “Exchange Transactions”). The Exchange Transactions were completed in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act. After giving effect to the Exchange Transactions, $51.2 million in aggregate principal amount of 2015 Notes and $51.6 million in aggregate principal amount of 2018 Notes remain outstanding. Sufficient shares of the Company’s common stock into which the Notes are convertible have been reserved for issuance by the Company.

The Notes bear interest at a rate of 10.00% per annum, payable June 1 and December 1 in cash in arrears beginning on December 1, 2013. The Notes will be convertible into shares of Company common stock at an initial conversion rate of 200 shares per $1,000 in original principal amount of Notes, which is equal to an initial conversion price of $5.00 per share. The Notes may be converted in whole or in part prior to maturity (unless earlier repurchased), at the option of the holder. In addition, upon satisfaction of certain conditions, the Company may elect to convert the Notes in whole or in part, prior to maturity. Upon certain fundamental changes, holders of the Notes will have the option to require the Company to purchase all or any portion of the holder’s Notes. The Notes mature on June 1, 2018.

In the exchange agreements pursuant to which we agreed to exchange the Notes for the Exchanged Notes, we also agreed to file the registration statement of which this prospectus forms a part to register the resale of the shares of our common stock issuable upon conversion of the Notes. We will be required to pay specified additional interest on the Notes if we fail to file or to cause the effectiveness of such registration statement within specified time periods, or if such registration statement ceases to be effective or the use of the prospectus is suspended for specified time periods.

1

The Offering

Common stock offered by us:	None

Common stock offered by the selling shareholders:	24,652,200 shares of common stock, $0.01 par value per share, issuable upon conversion of the Notes, may be sold by the selling shareholders from time to time pursuant to this registration statement.

Common stock outstanding, as of April 24, 2013:	35,858,082

Common stock outstanding immediately after the offering:	60,510,282, assuming all 24,652,200 shares of the common stock registered hereunder are sold by the selling shareholders.

Use of Proceeds:	We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. See “Use of Proceeds” on page 5 of this prospectus.

NASDAQ Global Select Market symbol:	Our common stock is traded on the NASDAQ Global Select Market under the symbol “JRCC.” The shares of our common stock issuable upon conversion of the Notes will be listed on the NASDAQ Global Select Market.

Corporate Information

We are incorporated in the Commonwealth of Virginia, and our principal executive offices are located at 901 E. Byrd Street, 16th Floor, Richmond, Virginia 23219. Our telephone number is (804) 780-3000. We maintain a website at www.jamesrivercoal.com. Information contained on our website is not incorporated by reference into and does not constitute part of this prospectus.

2

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the specific risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which is incorporated by reference into this prospectus, the risk described under “Risk Factors” in any applicable prospectus supplement and other information deemed “filed” with the Securities and Exchange Commission (the “SEC”), before deciding whether to invest in our securities.

Additional Risks Related to this Offering

The level of our indebtedness could adversely affect our financial condition and results of operations

Our total consolidated long-term debt as of March 31, 2013 was $616.1 million (excluding discounts on our convertible notes of $66.3 million).  Our consolidated debt after completion of the Privately Negotiated Exchange Transactions described herein, was $496.1 million (excluding discounts on our convertible notes). Our level of indebtedness could result in the following:

•	it could affect our ability to satisfy our outstanding obligations, including repaying principal on our remaining 2015 Convertible Senior Notes when they mature in 2015;
•	it could limit our ability to refinance our indebtedness on commercially reasonable terms, or terms acceptable to us or at all;
•	a substantial portion of our cash flows from operations will have to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;
•	it may impair our ability to obtain additional financing in the future;
•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and
it may make us more vulnerable to downturns in our business, our industry or the economy in general.

We currently project that in 2013 our capital expenditures will be approximately $70 million, cash interest on our long term debt will be approximately $37 million and fees under our Revolver for letters of credit will total approximately $4 million. We expect that such expenditures will exceed cash generated by operations and will need to be funded through cash on hand. We expect that cash on hand will be sufficient throughout 2013 to meet our debt covenants even assuming such use of cash. However, our cash position beyond 2013 will depend on numerous factors such as the market for our coal, capital expenditures and commodity costs. Absent improvements to current market conditions, we would likely need to secure additional sources of liquidity to avoid falling below the $35 million cash requirement in our secured loan facility sometime during the first half of 2014. Prior to reaching these cash levels, we would likely take actions to reduce our usage of cash, which could include changes in our business to limit growth, reductions in capital expenditures, the sale of assets, or the reduction or curtailment of some of our operations. In addition to or in combination with these measures to reduce cash usage, we could seek additional debt or equity financing. The Company’s current Senior Note indenture restricts the incurrence of debt, but allows for $75.0 million of additional senior secured financing without any consents from note holders, although there can be no assurance that such additional secured financing would be available on satisfactory terms or at all. Our ongoing ability to satisfy working capital requirements and debt service obligations (including refinancing debt that matures in 2015), or fund planned capital expenditures, will substantially depend upon our future operating performance, debt covenants, and financial, market, business and other factors, some of which are beyond our control.

Our operations may not generate sufficient cash to allow us to pay principal and interest on our existing debt or to refinance such debt as necessary, as they will be impacted by economic conditions and other factors, many of which are beyond our control. If we fail to make a payment on our debt, this could cause us to be in default on our outstanding indebtedness. If we fail to obtain financing in the future on favorable terms, it could have an adverse effect on our financial condition, results of operations and cash flows. In addition, we may incur additional indebtedness in the future, and, as a result, the related risks that we now face, including those described above, could intensify.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock or equity-related securities in the public markets, including the issuance of our common stock upon conversion of our 10.00% convertible senior notes due 2018, or conversion of any of our 3.125% convertible senior notes due 2015 or our 4.50% convertible senior notes due 2018 that remained outstanding after completion of the private exchange transactions described under “Privately Negotiated Exchange Transactions” on page 1 of this prospectus, could depress the market price of our common stock.

3

PLAN OF DISTRIBUTION

The selling shareholders may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sales, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The shares may be sold by one or more of the following methods, without limitation:

•	on the NASDAQ Global Select Market;

•	on the over-the-counter market;

•	“at the market” or through market makers or into an existing market for the shares;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, weather through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	sales pursuant to Rule 144;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

4

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling shareholders and/or the purchasers of the shares for whom such brokers or dealers act as agents or to whom they sell as principals, or both, in amounts to be negotiated (which compensation as to a particular broker-dealer might be in excess of customary commissions). At the time a particular offer of shares is made by one or more of the selling shareholders, a prospectus supplement, if required, will be distributed to set forth the aggregate number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, and other items constituting compensation from the selling shareholders, and any discounts, commissions, or concessions allowed or reallocated or paid to dealers, including the proposed selling price to prospective purchasers. The selling shareholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. There can be no assurance, however, that all or any of the shares will be offered by the selling shareholders. We know of no existing arrangements between any selling shareholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the shares.

We will not receive any of the proceeds of any sale of shares by the selling shareholders. We have agreed to pay all expenses of registration incurred by us in connection with this offering, but we have not agreed to pay any underwriting discounts and commissions or expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares of common stock issuable upon conversion of the Notes.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the selling shareholders named below. All proceeds will be payable directly to the selling shareholders.

SELLING SHAREHOLDERS

We issued the Notes in May 2013 to certain holders of 2015 Notes and/or our 2018 Notes in separate, privately negotiated exchange transactions, in which holders of the 2015 Notes exchanged $89,978,000 in aggregate principal amount of the 2015 Notes for $55,781,000 in aggregate principal amount of the Notes and holders of the 2018 Notes exchanged $153,368,000 in aggregate principal amount of the 2018 Notes for $67,480,000 in aggregate principal amount of the Notes.

Any or all of the common stock issuable upon conversion of the Notes may be offered for sale pursuant to this prospectus by the selling shareholders from time to time. Accordingly no estimate can be given as to the amount of common stock that will be held by the selling shareholders upon consummation of any such sales. Unless otherwise disclosed below or in the footnotes to the following table, none of the selling shareholders has been an officer or director, or had a material relationship with us or any of our predecessors or affiliates, within the past three years. Steelhead Navigator Master, L.P. held more than 5% of our outstanding capital stock for periods of time in 2011 and 2012.

The following table sets forth certain information regarding the selling shareholders and the shares of Company common stock beneficially owned by them and is based on information provided to us by the selling shareholders as of June 3, 2013. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. Unless otherwise indicated in the footnotes to this table, we believe that each of the selling shareholders named in this table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned.

5

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After Completion of the Offering
Name*	Number (1)	Percentage (2)	for Resale (3)	Number (4)	Percentage (2)
Funds managed by Clutterbuck
CF Special Situation Fund I LP(5)	291,200	*	291,200	0	*
CF Special Situation Fund II LP(5)	18,800	*	18,800	0	*
Total held by funds managed by Clutterbuck	310,000	*	310,000	0	*

Funds managed by GLG		*			*
GLG Investments plc: sub-fund GLG Global Convertible UCITS(6)	271,000	*	271,000	0
GLG Global Convertible Fund plc	163,000	*	163,000	0	*
Interfund SICAV: sub-fund Interfund Global Convertible	634,200	1.8%	634,200	0	*
GLG Market Neutral Fund	930,000	2.6%	930,000	0	*
GLG Convertible Opportunity Fund	310,000	*	310,000	0	*
Total held by funds managed by GLG	2,308,200	6.4%	2,308,200	0	*

Funds managed by Columbia Management
Columbia Absolute Return Multi Strategy Fund(7)	35,800	*	35,800	0	*
Columbia Absolute Return Enhanced Multi-Strategy Fund(7)	13,600	*	13,600	0	*
Columbia Convertible Securities Fund(7)	730,400	2.0%	730,400	0	*
Tri-Continental Corporation	900,400	2.5%	900,400	0	*
Columbia Flexible Capital Income Fund(7)	183,600	*	183,600	0	*
Columbia Global Opportunities Convertible Fund, f/k/a Columbia Strategic Allocation Fund(7)	37,200	*	37,200	0	*
Total held by funds managed by Columbia Management LLC	1,901,000	5.3%	1,901,000	0	*

Wolverine Flagship Fund Trading Limited(8)	1,390,600	3.9%	1,190,400	200,200	*
		*		0	*
Funds managed by Silverback
Investcorp Silverback Arbitrage Master Fund Limited(9)	3,011,000	8.4%	3,011,000	0	*
IMAP Matterhorn Plc(9)	444,400	1.2%	444,400	0	*
Total held by funds managed by Silverback	3,455,400	9.6%	3,455,400	0	*

Funds managed by LibertyView
LibertyView Credit Opportunities Fund, LP(10)	804,000	2.2%	804,000	0	*
LibertyView Credit Select Fund, LP(10)	636,000	1.8%	636,000	0	*
LibertyView Special Opportunities Fund, LP(10)	804,000	2.2%	804,000	0	*
LibertyView Funds, LP(10)	512,000	1.4%	512,000	0	*
Total held by funds managed by LibertyView	2,756,000	7.7%	2,756,000	0	*

6

Funds managed by Lazard
Lazard Asset Management Convertible Bond Fund, a/k/a Lazard Asset Management LLC	15,800	*	15,800	0	*
Lazard Rathmore Master Fund, LP(11)	499,800	1.4%	499,800	0	*
Lyxor / Lazard Rathmore Fund Limited(11)	146,600	*	146,600	0	*
Highmark Limited, in respect of the segregated account Highmark Fixed Income 3(11)	193,600	*	193,600	0	*
Lazard Global Investment Funds PLC for and on behalf of Lazard Opportunities Fund (11)	34,400	*	34,400	0	*
LMA SPC for and on behalf of the MAP 99 Segregated Portfolio	352,800	1%	352,800	0	*
LAMP FUNDS (IRE) 3 PLC for its segregated account Lazard Rathmore Multi-Strategy Fund	47,400	*	47,400	0	*
HFR CA Lazard Rathmore Master Trust(13)	43,400	*	43,400	0	*
Total held by funds managed by Lazazrd	1,333,800	3.7%	1,333,800	0	*

BNP Paribas Arbitrage(14)	1,952,324	5.4%	1,483,000	469,324	1.3%

Verition Multi-Strategy Master Fund Ltd.(15)	880,000	2.5%	880,000	0	*

Steelhead Navigator Master, L.P.(16)	1,429,200	4.0%	1,429,200	0	*

Neuberger Berman Equity Fund	1,098,200	3.1%	1,098,200	0	*

Funds managed by Pioneer
Pioneer Absolute Return Credit Fund(17)	19,600	*	19,600	0	*
Pioneer Funds - US High Yield(17)	119,200	*	119,200	0	*
Pioneer Global High Yield Fund(17)	114,800	*	114,800	0	*
Pioneer High Yield Fund(17)	396,400	1.1%	396,400	0	*
Pioneer Institutional Solutions – Credit Opportunities(17)	22,000	*	22,000	0	*
Pioneer Funds – Strategic Income(17)	517,800	1.4%	517,800	0	*
Pioneer Funds – Global High Yield(17)	881,200	2.5%	881,200	0	*
Met Investors Series Trust – Pioneer Strategic Income Portfolio(17)	179,000	*	179,000	0	*
ING Pioneer High Yield Portfolio(17)	13,200	*	13,200	0	*
Pioneer Strategic Income VCT Portfolio(17)	5,400	*	5,400	0	*
Pioneer High Yield VCT Portfolio(17)	13,200	*	13,200	0	*
Pioneer Strategic Income Fund(17)	974,200	2.7%	974,200	0	*
Total held by funds managed by Pioneer	3,256,000	9.0%	3,256,000	0	*

7

Franklin Investors Securities Trust – Franklin Convertible Securities Fund(18)	1,100,000	3.1%	1,100,000	0	*

Lazard Capital Markets LLC	278,400	*	278,400	0	*

Funds managed by Oaktree
OCM Global Convertible Securities Fund(19)	185,000	*	185,000	0	*
SBC Master Pension Trust	2,438,000	6.8%	2,438,000	0	*
Oaktree High Income Convertible Fund, LP(19)	208,000	*	208,000	0	*
Oaktree High Income Convertible Fund II, LP(19)	732,000	2.0%	732,000	0	*
Virginia Retirement System	1,938,000	5.4%	1,938,000	0	*
Arch Reinsurance Ltd – High Income(19)	1,155,000	3.2%	1,155,000	0	*
Western Conference of Teamsters Pension Trust(19)	1,116,000	3.1%	1,116,000	0	*
Richard King Mellon Foundation(19)	478,000	1.3%	478,000	0	*
Microsoft Global Finance(19)	278,000	*	278,000	0	*
ACE Tempest Reinsurance LTD(19)	607,000	1.7%	607,000	0	*
ACE Bermuda Insurance Ltd. (19)	605,000	1.7%	605,000	0	*
Total held by funds managed by Oaktree	9,440,000	26.3%	1,948,000	0	*

_______________

* Less than one 1%.

(1)	Represents shares of our common stock issuable upon conversion of the Notes, unless otherwise indicated. There is no assurance that any of the selling shareholders will sell any or all of such shares of common stock.

(2)	The total number of shares outstanding used in calculating the percentage owned assumes a base of 35,858,082 shares of common stock outstanding as of April 24, 2013.

(3)	Represents shares of our common stock issuable upon conversion of the Notes. Only the shares of common stock registered hereunder, as shown in this column for each selling shareholder, may be offered and resold by the selling shareholder pursuant to this prospectus.

(4)	Assumes all shares of common stock registered hereunder are sold by the selling shareholder, although the selling shareholder is not obligated to sell such shares.

(5)	The selling shareholder has indicated to us that Clutterbuck Funds LLC, as General Partner of the selling shareholder, and Clutterbuck Capital Management LLC (“Clutterbuck”), as the management company for Clutterbuck Funds LLC, has voting and investment power over these shares and may be deemed beneficial owners of these shares. The selling shareholder has also indicated to us that Robert T. Clutterbuck, the Managing Partner of Clutterbuck Capital Management, LLC, has sole voting and investment control with respect to these shares.

(6)	The selling shareholder has indicated to us that GLG Partners LP (“GLG”), as authorized agent of the selling shareholder, has voting and investment power over these shares and may be deemed beneficial owners of these shares.

(7)	The selling shareholder has indicated to us that Columbia Management LLC (“Columbia Management”), as Investment Manager for the selling shareholder, and David F. King, as the Senior Portfolio Manager for Columbia Management, have voting and investment power over these shares and may be deemed a beneficial owner of these shares.
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(8)	Includes (i) 1,190,400 shares of common stock issuable upon conversion of Notes and (ii) 10,100 shares of common stock issuable upon exercise of call option contracts held by the selling shareholder. Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and consequently has voting and investment power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust are deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings, and WAM disclaims beneficial ownership of the shares underlying the convertible notes and call option contracts held by the Fund.

Also includes 190,100 shares of common stock issuable upon exercise of call option contracts held by Wolverine Trading LLC. Wolverine Trading, LLC is a wholly-owned subsidiary of Wolverine Holdings, L.P. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings, and WAM disclaims beneficial ownership of the shares underlying the call option contracts held by Wolverine Trading, LLC.

(9)	The selling shareholder has indicated to us that Silverback Asset Management, as investment adviser for the selling shareholder, has voting and investment power over these shares and may be deemed to share beneficial ownership of these shares.

(10)	The selling shareholder has indicated to us that LibertyView Capital Management, LLC (“LibertyView”), as Investment Advisor for the selling shareholder, and Randall Hutton, in his capacity as Managing Partner of LibertyView, have voting and investment power over these shares and may be deemed beneficial owners of these shares.

(11)	The selling shareholder has indicated to us that Lazard Asset Management LLC (“Lazard”), as Investment Advisor for the selling shareholder, has voting and investment power over these shares and may be deemed a beneficial owner of these shares.

(12)	The selling shareholder has indicated to us that HSR Asset Management LLC, as Investment Manager of the selling shareholder, has voting and investment power over these shares and may be deemed a beneficial owner of these shares.

(13)	The selling shareholder has indicated to us that HFR Asset Management, in its capacity as Investment Manager for the selling shareholder, has voting and investment power over these shares and may be deemed to share beneficial ownership of these shares.

(14)	Includes (i) 724 shares of common stock benefically held by the selling shareholder, (ii) 1,483,000 shares of common stock issuable upon conversion of Notes and (iii) 468,600 shares of common stock issuable upon exercise of an option held by the selling shareholder.

(15)	The selling shareholder has indicated to us that Verition Fund Management LLC (“Verition”) is the investment manager for this company, has voting and investment power over these shares and may be deemed a beneficial owner of these shares.

(16)	The selling shareholder has indicated to us that Steelhead Partners, LLC (“Steelhead”), as Investment Manager for this selling shareholder and sole member of its general partner, together with each of J. Michael Johnston and Brian K. Klein, as the member managers of Steelhead Partners, LLC, may be deemed to beneficially own these shares insofar as they may be deemed to have the power to direct the voting or disposition of these shares.

(17)	The selling shareholder is indicated to us that Pioneer Investment Management, Inc. (“Pioneer”), as Investment Adviser for the selling shareholder, has voting and investment power over these shares and may be deemed a beneficial owner of these shares.

(18)

The selling shareholder has indicated to us that Franklin Investors Securities Trust – Franklin Convertible Securities Fund (the “Fund”) is managed by Franklin Advisers, Inc. (“FAV”), an indirect wholly-owned subsidiary of a publicly traded company, Franklin Resources, Inc. (“FRI”). FAV is the beneficial owner of these shares for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) in its capacity as the investment adviser to the Fund. When an investment management contract delegates to FAV investment discretion or voting power over the securities held in the investment advisory account that is subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted.

(19)

The selling shareholder has indicated to us that Oaktree Capital Management, L.P. (“Oaktree”), as authorized agent of the selling shareholder, has voting and investment power over these shares and may be deemed beneficial owners of these shares. Oaktree has indicated to us that inasmuch as Oaktree may not be aware of all of the investment and other activities of the selling shareholders and their respective affiliates and associates, this disclosure is based solely upon

Oaktree’s actual knowledge as of the date hereof without any inquiry.

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The selling shareholders may offer and sell all or a portion of the shares of common stock from time to time, but are under no obligation to offer or sell any of such shares. Because the selling shareholders may sell all, none, or any part of the shares of common stock from time to time, no estimate can be given as to the number of shares that will be beneficially owned by the selling shareholders upon termination of any offering by them, or as to the percentage of our total outstanding common stock that the selling shareholders will beneficially own after termination of any offering.

In connection with our issuance of the Notes, the Company entered into separate, privately negotiated exchange agreements pursuant to which the Company agreed to file a shelf registration statement under the Securities Act covering the resale of the shares of Company common stock issuable upon conversion of the Notes being registered herein. We have prepared the registration statement of which this prospectus is a part as required by these exchange agreements.

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DESCRIPTION OF CAPITAL STOCK

Following is a description of our capital stock, including our common stock and our preferred stock, as well as certain provisions of our articles of incorporation and our bylaws. This summary is not complete and is subject to, and qualified in its entirety by reference to, our articles of incorporation and bylaws, by any applicable certificate of designations for a series of preferred stock, and by the provisions of applicable law.

General

Our articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of April 24, 2013, 35,858,082 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of our common stock possess all of the voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Our bylaws provide that a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action unless a greater number of affirmative votes is required by law. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Our articles of incorporation require a supermajority stockholder vote to take action on some matters, as described below under “Certain Anti-Takeover Provisions of Virginia Law and our Articles and Bylaws.”

Dividends

Subject to any preferential rights of any outstanding series of our preferred stock created by our Board of Directors from time to time, the holders of our common stock are entitled to such dividends as may be declared from time to time by our Board of Directors from funds legally available for the payment of dividends.

Liquidation, Dissolution, or Winding Up

Upon the liquidation, dissolution, or winding up of our company, the holders of our common stock are entitled to receive pro rata all assets available for distribution to the holders of our common stock after payment of a proper amount to the holders of any series of preferred stock that may be issued in the future.

Preferred Stock

Our articles of incorporation authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series by the adoption of an amendment to our articles of incorporation, including, but not limited to:

•	the designation of the series;

•	the number of shares of the series, which number our Board of Directors may later, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares of that series then outstanding;

•	the rate of any dividends, or method of determining the dividends, payable to the holders of the shares of the series, any conditions upon which the dividends will be paid and the date or dates or the method for determining the date or dates upon which the dividends will be payable;

•	whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of the series having cumulative dividend rights shall be cumulative;

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•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs;

•	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of the other class or series or the other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable, and all other terms and conditions upon which the conversion or exchange may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the shares of the series.

The authorized shares of our preferred stock (as well as shares of our common stock) are available for issuance without further action by our shareholders unless required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of our preferred stock or common stock, our Board of Directors may determine not to seek shareholder approval.

As of the date hereof, 500,000 shares of our Series A Participating Cumulative Preferred Stock are reserved for issuance upon exercise of the rights issued under our shareholder rights agreement. For a more complete discussion of our rights agreement, see “—Shareholder Rights Agreement” below.

Before the issuance of any shares of a series of the preferred stock, articles of amendment establishing the series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

Preemptive Rights

Neither the holders of our common stock nor of any series of our preferred stock will be entitled to any preemptive or other subscription rights.

Shareholder Rights Agreement

On May 7, 2004, our Board of Directors adopted a Rights Agreement with Computershare Trust Company N.A., as successor to SunTrust Bank, as our rights agent. The rights agreement was approved by our shareholders on May 25, 2004, and was amended on November 3, 2006, August 2, 2007 and November 3, 2009. On the effective date of the rights agreement, May 25, 2004, our Board of Directors declared a dividend of one preferred share purchase right for each two shares of common stock outstanding. Each share purchase right entitles the registered holder to purchase from us one one-hundredth (1/100) of a share of our Series A Participating Cumulative Preferred Stock, par value $1.00 per share, at a price of $200 per one one-hundredth of a Series A preferred share. The exercise price and the number of Series A preferred shares issuable upon exercise is subject to adjustment from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of:

•	ten days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, have acquired beneficial ownership (as defined below) of 20% or more of our outstanding common stock; or

•	ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of our common stock.

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If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right, other than share purchase rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the share purchase right. In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a share purchase right, other than share purchase rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise, without payment of the exercise price, that number of shares of common stock having a market value of two times the exercise price of the share purchase right.

Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event we liquidate, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Before the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights expire ten years after the date of effectiveness, unless that expiration date is extended or unless the share purchase rights are earlier redeemed or exchanged by us, in each case, as described below. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding common stock, our Board of Directors may redeem the share purchase rights in whole, but not in part, at a price of $0.001 per share purchase right. Immediately upon any redemption of the share purchase rights, the right to exercise the share purchase rights will terminate and the only right of the holders of share purchase rights will be to receive the redemption price.

The rights agreement could have the effect of discouraging tender offers or other transactions that might otherwise result in our shareholders receiving a premium over the market price for their common stock.

For purposes of the rights agreement, a person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own,” any securities:

•	which such person or any of its affiliates or associates beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on November 3, 2009), directly or indirectly;

•	which such person or any of its affiliates or associates, directly or indirectly, has

▪	the right to acquire (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than pursuant to the share purchase rights governed by the rights agreement), warrants, options or otherwise; provided, however, that a person shall not be deemed the “beneficial owner” of, or to “beneficially own,” any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of its affiliates or associates until such tendered securities are accepted for purchase or exchange; or

▪	the right to vote or dispose of (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise; provided, however, that a person shall not be deemed the “beneficial owner” of, or to “beneficially own,” any security under this bullet point as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (2) is not also then reportable by such person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

▪	which are beneficially owned, directly or indirectly, by any other person (or any affiliate or associate thereof) with which such person (or any of its affiliates or associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the bullet point above) or disposing of any such securities;

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•	of which any other person is the “beneficial owner,” if such person or any of such person’s affiliates or associates has any formal or informal understanding (whether or not in writing) with such other person (or any of such other person’s affiliates or associates) to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or is otherwise treated as included in the same “entity” within the meaning of Treasury Regulation 1.382-3(a)(1) in which such other person is also included; or

•	which are the subject of a derivative action entered into by such person, or derivative security acquired by such person, which gives such person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, without regard to whether (A) such derivative conveys any voting rights in such securities to such person, (B) the derivative is required to be, or capable of being, settled through delivery of such securities, or (C) such person may have entered into other transactions that hedge the economic effect of such derivative. In determining the number of securities deemed beneficially owned, the subject person shall be deemed to “beneficially own” (without duplication) the number of securities that are synthetically owned pursuant to such derivative securities;

provided, however, that nothing shall cause any person engaged in business as an underwriter of securities who acquires any securities of the Company through such person’s participation in good faith in a firm commitment underwriting to be deemed the “beneficial owner” of, or to “beneficially own,” such securities until the expiration of 40 days after the date of such acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A. The transfer agent and registrar for any series or class of our preferred stock will be set forth in an applicable prospectus supplement.

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CERTAIN ANTI-TAKEOVER PROVISIONS OF VIRGINIA LAW

AND OUR ARTICLES AND BYLAWS

The following discussion concerns material provisions of Virginia law and our articles of incorporation and bylaws that could be viewed as having the effect of discouraging an attempt to obtain control of us. The anti-takeover aspects of our shareholder rights agreement are described above under the heading “Description of Capital Stock—Shareholder Rights Agreement.”

Anti-Takeover Statutes

We are subject to the Virginia anti-takeover law regulating “control share acquisitions.” A control share acquisition is an acquisition of voting shares by a person that, when added to all the other voting shares beneficially owned by that person, would cause that person’s voting strength with respect to an election of directors to meet or exceed any of the following thresholds: (i) one-fifth, (ii) one-third, or (iii) a majority.

Under Virginia law, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns 5% or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired or to be acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares acquired in a control share acquisition may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

We are also subject to the Virginia law regulating “affiliated transactions.” Material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by:

•	the holders of at least two-thirds of the remaining voting shares; and

•	a majority of the disinterested directors if the acquisition transaction occurs within three years after the acquiring person became a 10% holder.

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Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than 5%. There are certain exceptions to these approval requirements, including an exception for acquisition transactions with a 10% holder whose acquisition of its 10% interest was pre-approved by a majority of the disinterested directors.

Board of Directors; Duties; Classification; Removal; Vacancies

Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants, and Board of Directors committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations organized under the laws of other states.

Our Board of Directors is divided into three classes of directors serving staggered three-year terms. Each class consists of, as nearly as possible, one-third of the total number of directors. The classification of directors makes it more difficult for shareholders to change the composition of our Board of Directors. At least two annual meetings of shareholders, instead of one, generally will be required to change the majority of our Board of Directors. The classification provisions of our articles of incorporation could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us.

Our bylaws provide that the number of members of our Board of Directors shall be five. Under Virginia law, our Board of Directors may amend the bylaws from time to time to increase or decrease the number of directors by up to 30% of the number of directors in office immediately following the most recent election of directors by its shareholders; provided, that any decrease in the number of directors may not shorten an incumbent director’s term or reduce any quorum or voting requirements until the person ceases to be a director. However, under our articles of incorporation, our total number of directors may not exceed 15 nor be less than three.

Under Virginia law, a member of our Board of Directors may be removed with or without cause by a majority of the votes entitled to be cast at a meeting of shareholders called expressly for that purpose at which a quorum is present. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

Our bylaws provide that any vacancy occurring on our Board of Directors, including a vacancy resulting from the removal of a director or an increase in the number of directors, may be filled:

•	by our shareholders;

•	by the remaining directors; or

•	by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Special Meetings of Shareholders

Our bylaws provide that special meetings of shareholders may be called only by the Chairman of our Board of Directors, our President or our Board of Directors.

Shareholder Nominations and Proposals

Our bylaws provide that a shareholder may nominate one or more persons for election as director at a meeting only if advance notice of such nomination has been delivered to our secretary, by personal delivery or United States mail, not later than:

•	with respect to an election to be held at an annual meeting of shareholders, 120 days in advance of such meeting; or

•	with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is given to shareholders.

That notice must include:

•	the name and address of the shareholder making the nomination and of the person or persons being nominated;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

•	a description of all the arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is being made by the shareholder;

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•	any other information regarding each nominee that would be required by the Securities and Exchange Commission to be included in a proxy statement had the nominee been nominated or intended to be nominated by the Board of Directors; and

•	the consent of each nominee to serve as a director if so elected.

Our bylaws provide that a shareholder may present business before an annual meeting of shareholders if advance notice of such proposal has been delivered to our secretary, by personal delivery or United States mail, not less than 90 days before the date of the meeting.

That notice must include:

•	the name and address of the shareholder proposing business;

•	the class and number of shares of our stock beneficially owned by such shareholder;

•	a representation that such shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolution and the reasons for conducting such business at the meeting; and

•	any interest that the shareholder may have in such business.

These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any shareholder to a vote of the shareholders.

Indemnification and Limitations on Liability of Directors and Officers

The laws of the Commonwealth of Virginia pursuant to which we are incorporated permit us to indemnify our directors and officers against certain liabilities with the approval of our shareholders. Our Amended and Restated Articles of Incorporation provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at our request as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of criminal law.

We have purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company and our subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by us and (2) us to the extent that we indemnify such directors and officers for losses as permitted under the laws of Virginia.

LEGAL MATTERS

The validity of the issuance of the offered securities will be passed upon for us by Kilpatrick Townsend & Stockton LLP, Atlanta, Georgia.

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EXPERTS

The consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The information referred to in documents incorporated by reference into this prospectus concerning estimates of the proven and probable coal reserves for us, dated July 22, 2004, (ii) for our wholly owned subsidiary Triad Mining, Inc. (including any subsidiaries thereof), dated April 29, 2005 and April 11, 2006, and (iii) for our wholly owned subsidiary International Resource Partners LP (including any subsidiaries thereof), dated February 17, 2011 and revised February 13, 2012, was prepared by Marshall Miller & Associates, Inc. and has been incorporated by reference herein upon the authority of this firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC covering the securities being offered. This prospectus does not contain all of the information presented in the registration statement, and you should refer to that registration statement with its exhibits for further information. You may read and copy any document we file at the SEC's public reference room at 100 F. Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference room. You can also obtain copies of these materials from the public reference section of the SEC at 100 F. Street, NE, Washington, D.C. 20549, at prescribed rates. You can also inspect our registration statement on the Internet at the SEC’s web site, http://www.sec.gov.

We are required to file annual, quarterly, and current reports, proxy and information statements and other information with the SEC. You can review this information at the SEC’s Public Reference Room or on the SEC’s web site, as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus.

We incorporate by reference our:

•	Annual Report on Form 10-K for the year ended December 31, 2012, as filed on March 8, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 as filed on May 2, 2013;

•	Current Report on Form 8-K, as filed on May 13, 2013;
•	Current Report on Form 8-K, as filed on May 17, 2013;

•	Current Report on Form 8-K, as filed on May 29, 2013; and

•	the descriptions of our common stock and Series A Participating Cumulative Preferred Stock Purchase Rights contained in our registration statement on Form 8-A, filed January 24, 2005 (Registration No. 000-51129), as amended on November 3, 2009, and any amendment or report filed with the SEC for the purpose of updating such description.

We are also incorporating by reference all other reports that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of the completion of this offering; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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You may request copies of the filings, at no cost, by telephone at (804) 780-3000 or by mail at: James River Coal Company, 901 East Byrd Street, Suite 1600, Richmond, Virginia 23219, attention: Investor Relations.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$9,146
NASDAQ Global Select Market Listing Fee	5,000
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	5,000
Miscellaneous Expenses	4,000

$48,146

Item 15.   Indemnification of Directors and Officers

The laws of the Commonwealth of Virginia pursuant to which we are incorporated permit us to indemnify our officers and directors against certain liabilities with the approval of our shareholders. Our Amended and Restated Articles of Incorporation provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at our request as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made a party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of criminal law.

We have entered into an indemnification agreement with each of our directors and executive officers which requires us, among other things, to indemnify him or her against certain liabilities which may arise by reason of his or her status or service as a director or executive officer (other than liabilities arising from willful misconduct or a knowing violation of criminal law).

We have purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company and our subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by us and (2) us to the extent that we indemnify such directors and officers for losses as permitted under the laws of Virginia.

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Item 16.   Exhibits

Exhibit Number	Description

2.1	Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Registrant and its Subsidiaries, dated as of April 20, 2004, incorporated herein by reference to Exhibit 2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-118190) filed on August 12, 2004

4.1	Indenture relating to the 10.00% convertible senior notes due 2018, dated May 22, 2013, by and between the Registrant, the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2013

4.2	Form of 10.00% Global Note (included in Exhibit 4.1 above)

4.3	Form of Exchange Agreement (2015 Existing Notes), incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 17, 2013

4.4	Form of Exchange Agreement (Existing 2018 Notes), incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 17, 2013

4.5	Specimen common stock certificate, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-118190) filed on August 12, 2004

4.6	Rights Agreement between the Registrant and SunTrust Bank as Rights Agent, dated as of May 25, 2004, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-118190) filed on August 12, 2004

4.7	Amendment No. 1 to Rights Agreement between the Registrant and Computershare Trust Company, N.A., successor to SunTrust Bank, as Rights Agent, dated as of November 3, 2006, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q filed November 9, 2006

4.8	Amendment No. 2 to Rights Agreement between the Registrant and Computershare Trust Company, N.A., successor to SunTrust Bank, as Rights Agent, dated as of August 2, 2007, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q filed August 9, 2007

4.9	Amendment No. 3 to Rights Agreement between Registrant and Computershare Trust Company, N.A., successor to SunTrust Bank, as Rights Agent, dated as of November 3, 2009, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 to Form 8-A filed November 3, 2009

4.10	Form of rights certificate, incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A filed January 24, 2005

5*	Opinion and Consent of Kilpatrick Townsend & Stockton LLP

23.1*	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5)

23.2	Consent of KPMG LLP

23.3	Consent of Cardno MM&A

24*	Power of Attorney (see signature page)

*	Previously filed with Form S-3 filed on June 6, 2013.
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Item 17.   Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purpose of determining any liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
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(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or caused to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, James River Coal Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. l to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on August 7, 2013.

JAMES RIVER COAL COMPANY By: * Peter T. Socha, Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. l to the registration statement has been signed by the following persons in the capacities indicated on August 7, 2013.

Signature	Title
* Peter T. Socha	Chairman, President and Chief Executive Officer (principal executive officer)
/s/ Samuel M. Hopkins II Samuel M. Hopkins II	Vice President and Chief Accounting Officer (principal financial and accounting officer)
* Alan F. Crown	Director
* Ronald J. FlorJancic	Director
* Leonard J. Kujawa	Director
* Joseph H. Vipperman	Director

*By: /s/ Samuel M. Hopkins II

Samuel M. Hopkins II

Attorney-in-Fact

(Pursuant to a Power of Attorney)

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EXHIBIT INDEX

Exhibit Number	Description

23.2	Consent of KPMG LLP

23.3	Consent of Cardno MM&A

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